PENN SERIES FUNDS, INC.

FORM OF AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

Amendment dated as of May 14, 2015 to the Investment Sub-Advisory Agreement (the “Agreement”) dated as of August 1, 2004, between Independence Capital Management, Inc. (the “Adviser”) and Goldman Sachs Asset Management, L.P. (the “Sub-Adviser”).

WITNESSETH:

WHEREAS, the Adviser changed its name from Independence Capital Management, Inc. (“ICMI”) to Penn Mutual Asset Management, Inc. (“PMAM”) effective January 1, 2015; and

WHEREAS, the Adviser and the Sub-Adviser wish to amend the Agreement to reflect the Adviser’s new name;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the Adviser and the Sub-Adviser hereby agree as follows:

All references in the Agreement to the Adviser shall refer to PMAM, and all references to ICMI shall be replaced with references to PMAM.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their officers designated below as of the day and year first written above.

PENN MUTUAL ASSET MANAGEMENT, INC.		GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Keith G. Huckerby	By:	/s/ Marci Green
Name:	Keith G. Huckerby	Name:	Marci Green
Title:	President & Chief Marketing Officer	Title:	Managing Director